Exhibit 4.4

THIRD AMENDED AND RESTATED VOTING AGREEMENT

THIS THIRD AMENDED AND RESTATED VOTING AGREEMENT is made and entered into as of December 18, 2013 by and among OpGen, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto (together with any subsequent investors, or transferees, who become parties hereto pursuant to Sections 6.1(a) or 6.2 below, the “Stockholders”).
RECITALS
A.            Concurrently with the execution of this Agreement, the Company and certain of the Stockholders are entering into a Notes Purchase Agreement (the “Purchase Agreement”) providing for the issuance of Convertible Notes (the “Notes”), convertible into the Series A Convertible Preferred Stock of the Company, $0.01 par value per share (the “Series A Preferred Stock”), and in connection with that agreement the parties desire to provide such Stockholders with the right, among other rights, to designate the election of a member of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.
B.            The Purchase Agreement provides that the Notes are convertible into shares of Series A Preferred Stock.
C.            The Seventh Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) provides that (a) the holders of record of the shares of the Company’s Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect directors of the Company as provided for herein; (b) the person then serving as Chief Executive Officer of the Company shall be elected as a director; (c) the holders of record of the shares of Common Stock and of the Series A Preferred Stock shall be entitled to elect the Common Stock Directors pursuant to the affirmative vote of at least a majority of the then outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.
D.            The Company and certain of its stockholders (the “Existing Stockholders”) previously entered into a Second Amended and Restated Voting Agreement, dated as of March 5, 2012 (the “Prior Agreement”), wherein the Company agreed to certain matters relating to the voting of the Company’s capital stock;
E.            The parties to the Prior Agreement desire to amend the Prior Agreement to terminate all rights and obligations thereunder and to set forth any new rights and obligations of the Stockholders under this Agreement.
F.            In accordance with Section 6.8 of the Prior Agreement, the required parties have agreed to amend and restate the Prior Agreement in the form of this Agreement and, therefore, all Existing Stockholders (whether or not signing this Agreement) shall become bound by this Agreement.
NOW, THEREFORE, the parties agree as follows:

1.            Voting Provisions Regarding Board of Directors.

1.1            Size of the Board.  Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at six (6) directors.  For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Series A Preferred Stock now owned, deemed owned through the ownership of the Notes prior to conversion, or subsequently acquired by a Stockholder, however acquired, whether through conversions, stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.  Prior to the conversion of the Notes, any references in this Agreement to “then outstanding” shares of Series A Preferred Stock shall mean and include the shares of Series A Preferred Stock issuable upon the conversion of the Notes in accordance with their terms at the then-applicable conversion price.

1.2            Board Composition.  Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) For as long as CHL Medical Partners III, L.P. and CHL Medical Partners III Side Fund, L.P. (collectively, “CHL Medical Partners”) (i) collectively hold on an as-converted, fully diluted basis at least ten percent (10%) of the Company’s capital stock, or (ii) if clause (i) is not applicable, if such Stockholders participated in the Notes offering made pursuant to the Purchase Agreement and continues to hold at least seven and one half percent (7.5%) of the Company’s capital stock on an as-converted, fully diluted basis, one individual ( the “CHL Designee”) designated by CHL Medical Partners, which individual shall initially be Timothy Howe;

(b) For as long as Versant Venture Capital III, L.P. and Versant Side Fund III, L.P. (collectively, “Versant Ventures”) (i) collectively hold on an as-converted, fully diluted basis at least ten percent (10%) of the Company’s capital stock, or (ii) if clause (i) is not applicable, if such Stockholders participated fully in the Notes offering made pursuant to the Purchase Agreement and continues to hold at least seven and one half percent (7.5%) of the Company’s capital stock on an as-converted, fully diluted basis, one individual (the “Versant Designee”) designated by Versant Ventures, which individual shall initially be Brian Atwood;

(c) For so long as jVen Capital, LLC (“jVen Capital”) and the John Whitehead Individual Retirement Account (the “Whitehead IRA”) (i) collectively hold on an as-converted, fully diluted basis at least ten percent (10%) of the Company’s capital stock, or (ii) if clause (i) is not applicable, if such Stockholders participated fully in the Notes offering made pursuant to the Purchase Agreement and continues to hold at least seven and one half percent (7.5%) of the Company’s capital stock on an as-converted, fully diluted basis, one individual (the “jVen Designee”) designated by jVen Capital and the Whitehead IRA, which individual shall initially be Evan Jones;

(d) For so long as Harris & Harris Group, Inc. (“Harris & Harris”) (i) holds on an as-converted, fully diluted basis at least ten percent (10%) of the Company’s capital stock, or (ii) if clause (i) is not applicable, if such Stockholder participated fully in the Notes offering made pursuant to the Purchase Agreement and continues to hold at least seven and one half percent (7.5%) of the Company’s capital stock on an as-converted, fully diluted basis, one individual (the “Harris & Harris Designee”), which individual shall initially be Misti Ushio;

(e) The Company’s Chief Executive Officer (the “CEO Director”); provided, that, if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(f) One individual (the “Common Stock Director”) elected by a majority of the then outstanding Common Stock and Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, provided that in the event that jVen Capital and the Whitehead IRA are no longer eligible to elect the jVen Designee, there shall be two Common Stock Directors who shall be appointed as set forth in this subparagraph (f); and

(g) For as long as Mason Wells Biomedical Fund I Limited Partnership or Mason Wells OpGen Holdings, Inc. (collectively, “Mason Wells”) (i) holds on an as-converted, fully diluted basis at least ten percent (10%) of the Company’s capital stock, or (ii) if clause (i) is not applicable, if such Stockholder participated fully in the Notes offering made pursuant to the Purchase Agreement and continues to hold at least seven and one half percent (7.5%) of the Company’s capital stock on an as-converted, fully diluted basis, one individual (the “Mason Wells Designee”) designated by Mason Wells, which individual shall initially be Trevor D’Souza.

The rights set forth in Section 1.2(a) through (d) and Section 1.2(g) will continue as long as such Stockholder maintains ownership of (1) at least 10% of the outstanding capital stock of the Company on an as-converted, fully diluted basis or (2) the Notes (or, if any of the Notes are converted into Series A Preferred Stock, the Series A Preferred Stock issued upon such conversion) and at least 7.5% of the outstanding capital stock of the Company on an as-converted, fully diluted basis.  All percentages set forth in this Section 1.2 shall be subject to adjustment for stock splits, combinations or similar transactions.  To the extent that any of clauses (a) through (g) above shall not be applicable, any member or observer of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Restated Certificate.

1.3            Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4            Removal of Board Members.  Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)  no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless (i) with respect to the CHL Designee, such removal is directed or approved by CHL Medical Partners, (ii) with respect to the Versant Designee, such removal is directed or approved by Versant Ventures, (iii) with respect to the jVen Designee, such removal is directed or approved by jVen Capital, (iv) with respect to the Harris & Harris Designee, such removal is directed or approved by Harris & Harris, (v) with respect to the Mason Wells Designee, such removal is directed or approved by Mason Wells, (vi) with respect to the directors not referenced in (i), (ii), (iii), (iv) or (v) above, such removal is directed or approved by the affirmative vote of the Person, or by the holders of at least a majority of the shares of stock, entitled under Section 1.2 to designate that director or (vii) if the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is(are) no longer so entitled to designate or approve such director or occupy such Board seat, by the holders of at least a majority of the shares of stock, then entitled under Section 1.2 to designate or approve such director or Board seat;

(b)  any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c)  upon the request of any party entitled to designate a director as provided in Section 1.2(a) or 1.2(b), 1.2(c), 1.2(d) or 1.2(g) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.
1.5            No Liability for Election of Recommended Directors.  No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.            Vote to Increase Common Stock.

2.1            Authorized In Charter.  Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Series A Preferred Stock outstanding at any given time.

2.2            Authorized in Stock Plan.  Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, at the time of the Closing (as defined in the Purchase Agreement), in whatever manner as shall be necessary to increase the number of authorized shares pursuant to the Stock Plan (as defined in the Purchase Agreement) to ensure that, at the Closing, the number of shares of Common Stock reserved for issuance under the Stock Plan, including for stock options granted but not yet exercised as of the Closing, shall have been increased to maintain a pool of ten percent (10.0%) of the fully diluted capital stock of the Company.

3.            Drag-Along Right.

3.1            Definitions.  A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than a majority of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

3.2            Actions to be Taken.  In the event that (i) the Board of Directors and (ii) the holders of at least 70% of the shares of Common Stock then issued or issuable upon conversion of the shares of Series A Preferred Stock (the “Selling Investors”) approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, then each Stockholder holding greater than one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged) hereby agrees:

(a)    if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)    if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 3.3 below, on the same terms and conditions as the Selling Investors;

(c)    to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)    not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)    to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f)    if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

3.3            Exceptions.  Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)   the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(b)   the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (as determined in accordance with the provisions of the Restated Certificate); and

(c)  liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder.

3.4            Restrictions on Sales of Control of the Company.  No Stockholder shall be a party to any Stock Sale unless all holders of Series A Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least 70% of the Series A Preferred Stock elect otherwise by written notice given to the Company at least twenty (20) days prior to the effective date of any such transaction or series of related transactions.

4.            Remedies.

4.1            Covenants of the Company.  The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2            Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.3            Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.            Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate and be of no further force or effect (a) immediately before the consummation of a QPO, as such term is defined in the Restated Certificate, as amended from time to time, (b) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, as amended from time to time, or (c) termination of this Agreement in accordance with Section 6.8 below, whichever event occurs first.

6.            “Bad Actor” Voting Restrictions.  In the event the Company proposes an offering of its securities in reliance on Rule 506 of the Securities Act, the Company intends to conduct an inquiry of all Stockholders that beneficially own 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power (each, a “20% Holder”) as to whether any 20% Holder or any Rule 506(d) Related Party of such 20% Holder is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act (a “Bad Actor”).  If (a) any 20% Holder fails to provide any requested information to the Company within ten (10) business days of the date of the request therefor or (b) any 20% Holder indicates that it or any Rule 506(d) Related Party of such 20% Holder is a Bad Actor, then, other than in connection with any vote arising under Section 242(b)(2) of the Delaware General Corporation Law, such 20% Holder agrees that it shall not cast any vote in respect of shares of the Company’s capital stock beneficially owned by such 20% Holder that are equal to or in excess of 20% of the Company’s outstanding voting equity securities, calculated on the basis of voting power.  Notwithstanding the foregoing, the voting restrictions under this Section 5 shall cease as to a 20% Holder at such time as such 20% Holder certifies or recertifies to the Company that neither it nor any of its Rule 506(d) Related Parties is a Bad Actor.  For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.”

7.            Miscellaneous.

7.1            Additional Parties.

(a)    Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of shares of Series A Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder.  In either event, each such person thereafter shall be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)    In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Series A Preferred Stock described in Section 6.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

7.2            Transfers.  Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A.  Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable.  The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.2.  Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 6.12.

7.3            Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflict of law.

7.5            Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile signature or signatures delivered by electronic mail (including .pdf) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6            Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7            Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.7.

If notice is given to the Company, a copy shall also be sent to:
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Attn: Mary J. Mullany

If notice is given to the Stockholders, copies shall also be sent to
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attn: Joseph G. Theis, Jr.
7.8            Consent Required to Amend, Terminate or Waive.  This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the holders of at least 70% of the shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock held by the holders thereof (voting as a single class and on an as-converted basis).  Notwithstanding the foregoing:

(i)    this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, termination or waiver applies to all Stockholders in the same fashion;

(ii)    Schedule A hereto may be amended by the Company from time to time to add information regarding additional Stockholders added in compliance with this Agreement without the consent of the other parties hereto;

(iii)    any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(iv)    Section 1.2(a) of this Agreement shall not be amended or waived without the written consent of CHL Medical Partners, Section 1.2(b) shall not be amended or waived without the written consent of Versant Ventures, Section 1.2(c) shall not be amended or waived without the written consent of jVen Capital, Section 1.2(d) shall not be amended or waived without the written consent of Harris & Harris, and Section 1.2(g) shall not be amended or waived without the written consent of Mason Wells.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.  Any amendment, termination or waiver effected in accordance with this Section 6.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.
7.9            Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.10            Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11            Entire Agreement, Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement.  This Agreement (including the Schedules and Exhibits hereto), the Restated Certificate, the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.12            Legend on Share Certificates.  Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”
The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 6.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office.  The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 6.12 and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.13            Stock Splits, Stock Dividends, etc.  In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.12.

7.14            Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

7.15            Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.16            Costs of Enforcement.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

7.17            Aggregation of Stock.  All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.18            Spousal Consent.  If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties.  If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.

COMPANY:

OPGEN, INC.

By:   /s/ C. E. Winzer
Name:  C. Eric Winzer
Its:       Chief Financial Officer

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

CHL MEDICAL PARTNERS III, L.P.

By:	CHL Medical Partners III, LLC
its General Partner

By:	/s/ Timothy Howe
Name: Timothy Howe
Title:   Executive Vice President

CHL MEDICAL PARTNERS III SIDE FUND, L.P.

By:	CHL Medical Partners III, LLC its General Partner

By:	/s/ Timothy Howe
Name: Timothy Howe
Title:   Executive Vice President

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

jVEN CAPITAL, LLC

By:  /s/ Evan Jones
Name:            Evan Jones
Title:            Authorized Signatory

/s/ Evan Jones
 Evan Jones

/s/ Cynthia Jones
 Cynthia Jones

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

VERSANT VENTURE CAPITAL III, L.P.

By:      Versant Ventures III, LLC,
its General Partner

By:  /s/ Brian Atwood
Name:  Brian Atwood
Title:    Managing Director

VERSANT SIDE FUND III, L.P.

By:            Versant Ventures III, LLC,
its General Partner

By:  /s/ Brian Atwood
Name:  Brian Atwood
Title:    Managing Director

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

HARRIS & HARRIS GROUP, INC.

By:  /s/ Sandra M. Forman
Name:            Sandra M. Forman
Title:            General Counsel

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

MASON WELLS OPGEN HOLDINGS, INC.

By:  /s/ John J. Byrnes
Name:  John J. Byrnes
 Title:

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

MASON WELLS BIOMEDICAL FUND I LIMITED PARTNERSHIP
By:	Mason Wells Biomedical Partners I, LLC, General Partner
By:  /s/ John J. Byrnes
Name:  John J. Byrnes
Title:

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

CROSS CREEK CAPITAL, L.P.

By:  Cross Creek Capital GP, L.P.
its Sole General Partner

By: Cross Creek Capital, LLC
    its Sole General Partner

    By:            Wasatch Advisors, Inc.
its Sole Member

By:   [signature illegible]
Name:
Title:

CROSS CREEK CAPITAL EMPLOYEES’ FUND, L.P.

By:  Cross Creek Capital GP, L.P.
its Sole General Partner

By: Cross Creek Capital, LLC
    its Sole General Partner

    By:            Wasatch Advisors, Inc.
its Sole Member

By:   [signature illegible]
Name:
Title:

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

OPGEN INVESTORS, LLC
By:  /s/ Timothy Keane
Name:  Timothy Keane
Title:    Manager

VB PARTNERS
By:  /s/ Gregory J. Lynch
Name:  Gregory J. Lynch
Title:    Partner

CAPITAL EXPRESS GROUP, LLC
By:  /s/ Jean A. Sargent
Name:  Jean A. Sargent
Title:    Sole Principal

JOHN WHITEHEAD INDIVIDUAL RETIREMENT ACCOUNT
By:  /s/ John Whitehead
Name:  John Whitehead
Title:

  /s/ W. Kent Velde
W. KENT VELDE

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

PAUL A. AND GLORIA M. FREDERICK REVOCABLE TRUST DATED THE 7TH OF FEBRUARY, 2011
By:  /s/ Paul A. Frederick
Name:                Paul A. Frederick

By:  /s/ Gloria M. Frederick
Name:                Gloria M. Frederick
Title:                Trustees

  /s/ Lon P. Frederick
LON P. FREDERICK

THUNDER RIVER LLC

By:  /s/ Charles M. Fleischman
Name: Charles M. Fleischman
Title:   Partner

  /s/ Tyler Carruthers Covington
TYLER CARRUTHERS COVINGTON

  /s/ Ryland A. Winston, JR.
RYLAND A. WINSTON, JR.

  /s/ Virginia Collett
VIRGINIA COLLETT

  /s/ John C. Lee IV
JOHN C. LEE IV

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

NEIL D. COHEN

/s/ Michael D. Smith
MICHAEL DIEHL SMITH

/s/ Lynn Hoffman Henderson
LYNN HOFFMAN HENDERSON

/s/ J. Anthony Curcio
J. ANTHONY CURCIO

/s/ Suzanne M. Bond
SUZANNE M. BOND

/s/ Janice King Ivey
JANICE KING IVEY

/s/ William Martin Ivey
WILLIAM MARTIN IVEY

[Signature Page to Third Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first written above.
INVESTORS:

IN-Q-TEL, INC.
By:  /s/ Matthew Strottman
Name:            Matthew Strottman
Title:   CFO

ALEXANDRIA EQUITIES, LLC

By:   Alexandria Real Estate Equities, Inc.,
its managing member

By:  /s/ Dean A. Shigenaga
Name: Dean A. Shigenaga
Title:   Executive Vice President
         Chief Financial Officer

[Signature Page to Third Amended and Restated Voting Agreement]

SCHEDULE A
INVESTORS
Name and Address
CHL Medical Partners III, L.P.
CHL Medical Partners III Side Fund, L.P.
1055 Washington Boulevard, 6th Floor
Stamford, CT  06901
Phone:  (203) 324-7700
Fax:  (203) 324-3636
Email:  THowe@chlmedical.com

Versant Venture Capital III, L.P.
Versant Side Fund III, L.P.
3000 Sand Hill Road, Bldg 4, Suite 210
Menlo Park, CA 94025
Phone:  (650) 233-7877
Fax :  (650) 854-9513
Email:  batwood@versantventures.com

jVen Capital, LLC
Evan Jones
 Cynthia Jones
11009 Cripplegate Road
Potomac, MD  20854
Phone:  (301) 299-2088
Fax:  (240) 632-7401
Email:  ej@jvencapital.com

Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, NY  10018
Phone:  (212) 852-0900
Fax:  (212) 852-9563
Email:  closings@hhvc.com

Mason Wells Biomedical Fund I Limited Partnership
Mason Wells OpGen Holdings, Inc.
411 East Wisconsin Avenue,
Suite 1280
Milwaukee, WI 53202
Phone: (414) 727-6400Fax: (414) 727-6410
Email: Trevor.D’Souza@masonwells.com

Cross Creek Capital, L.P.
Cross Creek Capital Employees' Fund, L.P.
150 Social Hall Avenue, 4th Floor
Salt Lake City, Utah 84111
Phone:
Fax:
Email: Ventureops@wasatchadvisors.com

OpGen Investors, LLC
2701 Zastrow Rd
Hartland, WI  53029
Phone:
Fax:
Email: tim@goldenangelsinvestors.com

VB Partners
c/o Michael Best & Friedrich LLP
1 South Pinckney Street, Suite 700
P.O. Box 1806
Madison, WI  53701
Phone:
Fax:
Email: gjlynch@michaelbest.com

Capital Express Group, LLC
888 17th Street, NW, #205
Washington, DC  20006
Phone:
Fax:
Email: jsargent@888realtyinvestors.com

John Whitehead Individual Retirement Account
c/o Tom Victory, Paragon Financial Management
721 US Highway One, #117
North Palm Beach, FL  33408
Phone:
Fax:
Email: whitehead@msn.com and tvictory@ix.netcom.com

W. Kent Velde
c/o Lakeview Equity Partners, LLC
700 N. Water Street, Suite 360
Milwaukee, WI  53202
Phone:
Fax:
Email: kvelde@lakeviewequity.com

Paul A. and Gloria M. Frederick Revocable Trust dated the 7th of February, 2011
Lon P. Frederick
1234 East Juneau Avenue
Milwaukee, WI 53202
Phone:
Fax:
Email: lf@investfrederick.com

Thunder River LLC
4319 Leland Street
Chevy Chase, MD  20815
Phone:
Fax:
Email: chuck@fleischman.org

Tyler Carruthers Covington
3018 Sunset Drive
Charlotte, NC  28209
Phone:
Fax:
Email: tcovington@collett.biz

Ryland A. Winston, Jr.
1111 Metropolitan Avenue
Ste. 700
Charlotte, NC  28204
Phone:
Fax:
Email: rwinston@collett.biz

Virginia Collett
2635 Sherwood Avenue
Charlotte, NC  28207
Phone:
Fax:
Email: jcollett@collett.biz

J. Anthony Curcio & Suzanne M. Bond JTWROS
4321 Castlewood Road
Charlotte, NC  28209-3042
Phone:
Fax:
Email: jcconsult@bellsouth.net

Janice King Ivey & William Martin Ivey JTWROS
5009 Sharon View Road
Charlotte, NC  28226
Phone:
Fax:
Email: jan@wellsfargochampionship.com

John C. Lee IV
12150 Monument Drive, Ste. 150
Fairfax, VA  22033
Phone:
Fax:
Email: jlee@leetechnologies.com

Neil D. Cohen
9001 Durham Drive
Potomac, MD  20854
Phone:
Fax:
Email: Neilco54@aol.com

Michael Diehl Smith
2520 Hampton Avenue
Charlotte, NC  28207
Phone:
Fax:
Email: msmith@collett.biz

Lynn Hoffman Henderson
319 Greengate Lane
Charlotte, NC  28211
Phone:
Fax:
Email: Lh7667@gmail.com

In-Q-Tel, Inc.
2107 Wilson Boulevard, 11th Floor
Arlington, VA 22201
Phone:
Fax:
Email: Ssuk@iqt.org

Alexandria Equities, LLC
c/o Alexandria Real Estate Equities, Inc.
385 East Colorado Boulevard, Ste 299
Pasadena, CA  91101
Phone:
Fax:
Email: investments@are.com

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed on _____________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Third Amended and Restated Voting Agreement dated as of December 18, 2013 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.
1.1            Acknowledgement.  Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”)[ or options, warrants or other rights to purchase such Stock (the “Options”)], for one of the following reasons (Check the correct box):
as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.
as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.
as a new Investor in accordance with Section 6.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.
in accordance with Section 6.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.
1.2            Agreement.  Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.
1.3            Notice.  Any notice required or permitted by the Agreement shall be given to Holder at the address, facsimile number or email listed below Holder’s signature hereto.
HOLDER:_____________________________	ACCEPTED AND AGREED:

By: ________________________	OPGEN, INC.
Name and Title of Signatory

Address: ________________________	By:___________________________________
_________________________________ _____	Title:__________________________________
Email:_______________________________
Facsimile Number:_____________________

EXHIBIT B
CONSENT OF SPOUSE
I, [_________________________], spouse of [_____________________], acknowledge that I have read the Third Amended and Restated Voting Agreement, dated as of December 18, 2013, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.
I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.
I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.
Dated:________________________	___________________________________ [Name of Key Holder’s Spouse, if any]